Exhibit 10.2

To:	Teofilo Raad

From:	Pulmatrix, Inc.

Date:	January 6, 2024

Subject:	Retention Bonus Opportunity

Pulmatrix, Inc. (the “Company”) is in a period of transition. You are a valued member of our team, and we need you to help the Company meet the challenges ahead. To recognize your service to the Company, and to retain your ongoing and future employment with the Company, we are pleased to present you with a retention bonus opportunity, subject to the terms and conditions set forth below. Terms capitalized but not otherwise defined herein shall have the meaning given to such terms in that certain Amended and Restated Executive Employment Agreement by and between you and the Company dated June 28, 2019, as amended (the “Employment Agreement”).

We appreciate your commitment to the Company. To accept this retention bonus opportunity, please sign, date and return this letter.

TERMS AND CONDITIONS

1.	Retention Bonus.

a.	You agree to remain employed with the Company through the closing date of a potential acquisition of the Company by an unrelated third party, merger by the Company with or into an unrelated third party or other liquidation event (the “Retention Date”). As consideration for your agreement, the Company agrees to pay you a retention bonus for the full calendar quarters ending March 31, 2024 and June 30, 2024, respectively, provided you remain employed during such quarters, equal to $170,000 each quarter (each “Retention Bonus”), less all applicable payroll and other tax withholdings, payable on the first payroll period of the month following the calendar quarter to which the Retention Bonus relates (for example, the Retention Bonus for the quarter ending March 31, 2024 will be paid in April of 2024). Except as otherwise provided by Section 1.b. below, you must be employed on the last day of the applicable calendar quarter to receive the Retention Bonus for such calendar quarter unless your employment is terminated on the Retention Date, in which case, you shall receive the full Retention Bonus for the calendar quarter in which the Retention Date occurs.

b.	Notwithstanding the foregoing, if your employment with the Company is terminated prior to the Retention Date by the Company without Cause (as defined in the Employment Agreement) or due to your death or Disability (as defined in the Employment Agreement), then the Company shall pay the full Retention Bonus with respect to the calendar quarter of your termination of employment to you (or to your estate) on the Company’s next regularly scheduled payroll date following the date you (or your estate or legal representative) return a validly executed, irrevocable release of claims in the form provided by the Company at the time of your termination (the “Release”) and such Release becomes effective; provided, however, that in the event the time period for signing the Release, plus the expiration of any applicable revocation period, begins in one taxable year and ends in a second taxable year, payment of the Retention Bonus will not be made until the second taxable year.

c.	The Company shall have no obligation to pay you the Retention Bonus for the month of your termination of employment if (i) you terminate your employment with the Company prior to the Retention Date, (ii) the Company terminates your employment with Cause prior to the Retention Date, or (iii) your employment terminates prior to the Retention Date due to your death or Disability or the Company’s termination of your employment without Cause and you (or your estate or legal representative) refuse to sign the Release (or revoke the Release).

2.	Right to Continued Employment. Please note that your eligibility for the Retention Bonus does not in any way alter, modify, or amend your relationship with the Company, nor does it guarantee you the right to continue in the employ or service of the Company.

3.	Other Benefits. The Retention Bonus is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, severance, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

4.	Governing Law. All questions concerning the construction, validity, and interpretation of this letter will be governed by the laws of the State of Massachusetts, without giving effect to conflict of laws principles thereof.

5.	Entire Agreement. This letter constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This letter may be amended or modified only by a written instrument executed by you and the Company.

We ask that you acknowledge your receipt of this letter and your acceptance of its terms and conditions by signing and dating the Acknowledgement and Acceptance section below and returning it to me for the Company’s records by the Acceptance Date.

Very truly yours,

/s/ Michael J. Higgins
Michael J. Higgins, Chairman

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of this letter setting forth the terms and conditions governing the opportunity to receive the Retention Bonuses. I have carefully read the letter and hereby agree to and accept all those terms and conditions, and agree that my entitlement to any Retention Bonus described in the letter shall be determined solely by the terms and conditions described herein.

/s/ Teofilo Raad
Signature

Printed Name: Teofilo Raad
Dated: January 6, 2024

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